UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

April 27, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 9, 2009 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

In connection with our 2009 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to all stockholders under the Securities and Exchange Commission’s new “notice and access” rules. We believe that our use of this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. Hard copies of the proxy materials, including the Proxy Statement and Annual Report, will be mailed upon request.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy or voting instruction form regarding each of these voting options.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials or, if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Gary L. Lauer

Chairman of the Board of Directors, President

and Chief Executive Officer

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 9, 2009

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 9, 2009 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect three (3) Class III directors, Gary L. Lauer, Steven M. Cakebread and Jack L. Oliver, III, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009;

3.	To approve the eHealth, Inc. Performance Bonus Plan to permit the payment of cash bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on April 17, 2009 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares.

By Order of the Board of Directors,

Bruce A. Telkamp

Secretary

Mountain View, California

April 27, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY USING THE TELEPHONE OR THE INTERNET OR, IF YOU REQUESTED TO RECEIVE PRINTED PROXY MATERIALS, YOU MAY ALSO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING” IN THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY, VOTING INSTRUCTION FORM OR IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 9, 2009 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about April 27, 2009.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•

The election of three (3) Class III directors, Gary L. Lauer, Steven M. Cakebread and Jack L. Oliver, III, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009; and

•

The approval of eHealth’s Performance Bonus Plan to permit the payment of cash bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

What are the recommendations of the board of directors?

Our board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class III directors;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009; and

•	“FOR” approval of eHealth’s Performance Bonus Plan.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 17, 2009 (the “Record Date”), there were 24,740,503 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders holding shares of eHealth common stock at the close of business on the Record Date may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares.

How do I vote?

You may vote using any of the following methods:

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) or, in the case of stockholders of record who have requested to receive printed proxy materials, by accessing the website specified on the proxy cards provided by Computershare Trust Company, N.A., our transfer agent. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Notice of Availability or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•

By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their Notice of Availability or, in the case of stockholders of record who have requested to receive printed proxy materials, by following the telephone voting instructions specified on the proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

By Mail. Stockholders of record of our common stock as of the Record Date who have requested paper copies of their proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated Class III directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009 and “FOR” the approval of eHealth’s Performance Bonus Plan. Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class III directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009 and the approval of eHealth’s Performance Bonus Plan, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class III nominees to the board of directors, “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009 and “FOR” approval of eHealth’s Performance Bonus Plan, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

What vote is required to approve each item?

In the election of directors, the three persons receiving the highest number of “FOR” votes at the Annual Meeting in person or by proxy will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009 and the approval of eHealth’s Performance Bonus Plan require the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

No. Our bylaws do not permit cumulative voting at any election of directors.

I am a stockholder, and I only received a copy of the Important Notice Regarding Availability of Proxy Materials in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules recently adopted by the Securities and Exchange Commission, we may now furnish proxy materials, including this Proxy Statement and our 2008 Annual Report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Availability, which was mailed to all of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice of Availability and, if applicable, the proxy materials and the 2008 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, the proxy materials and the 2008 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, these proxy materials or the 2008 Annual Report, stockholders may contact us at the following address and telephone number:

Investor Relations

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How are proxies solicited?

The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare Trust Company, N.A.

Date of Our Fiscal Year End.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2008 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of seven directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year.

Our Class III directors, whose terms will expire at the Annual Meeting, are Mr. Gary L. Lauer, our chairman, president and chief executive officer, Mr. Steven M. Cakebread and Mr. Jack L. Oliver, III. If elected, Messrs. Lauer, Cakebread and Oliver will serve as directors until the Annual Meeting of Stockholders in 2012 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person(s) as substitute nominee(s) as the board of directors may designate in place of such nominee(s).

Nominees for Class III Directors

The names of the nominees for Class III directors and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Gary L. Lauer(1)	56	Chairman of the Board of Directors, President and Chief Executive Officer	1999
Steven M. Cakebread(2)	57	Director	2006
Jack L. Oliver, III(3)	40	Director	2005

(1)	Member of the Equity Incentive Committee
(2)	Chairperson of the Audit Committee
(3)	Chairperson of the Nominating and Corporate Governance Committee

Gary L. Lauer. Chairman of the Board of Directors, President and Chief Executive Officer. Gary Lauer has served as our president and chief executive officer since December 1999, and as chairman of our board of directors since March 2002. Prior to joining us, Mr. Lauer was the chairman and chief executive officer of MetaCreations Corporation. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., a computing technology company, where he was a member of the senior executive team. Mr. Lauer started his career at IBM in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School.

Steven M. Cakebread. Director. Steven Cakebread has served as a director since June 2006. Since February 2009, Mr. Cakebread has served as the chief financial and administrative officer of Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as the president and chief strategy officer of salesforce.com, a customer relationship management service provider, from February 2008 to January 2009 and as salesforce.com’s executive vice president and chief financial officer from May 2002 to February 2008. From April 1997 until April 2002, Mr. Cakebread served as senior vice president and chief financial officer at Autodesk, a software company. From April 1992 until April 1997, Mr. Cakebread was vice president of finance for Silicon Graphics World Trade. Mr. Cakebread holds a B.S. in business from the University of California at Berkeley and an M.B.A. from Indiana University.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has been an officer and senior advisor of Bryan Cave Strategies LLC, an affiliate of the law firm Bryan Cave LLP. Mr. Oliver also has served as a senior advisor for Barclay’s PLC since March 2009. From August 2005 to 2008, Mr. Oliver served as a senior advisor for Lehman Brothers with a focus on Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave Strategies, Mr. Oliver served on various political campaigns, including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush`s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law.

Required Vote and Board of Directors Recommendation

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

Directors Not Standing for Election

The following table sets forth certain information as of the Record Date about the continuing members of our board of directors who are not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the years set forth below.

Name	Age	Position with the Company	Class	Year Term Expires
Scott N. Flanders(1)(2)(3)	52	Director	I	2010
Michael D. Goldberg(4)	51	Director	I	2010
Lawrence M. Higby(5)	63	Director	II	2011
Randall S. Livingston(1)	55	Director	II	2011

(1)	Member of Audit Committee
(2)	Chairperson of Compensation Committee
(3)	Member of Equity Incentive Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of Compensation Committee

Scott N. Flanders. Director. Scott Flanders has served as a director since February 2008. Mr. Flanders has served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, since January 2006 and as a member of its board of directors since 2001. From 1999 to December 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree from the University of Colorado and J.D. from Indiana University. He is also a certified public accountant.

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. In January 2005, Mr. Goldberg joined Mohr Davidow Ventures, a venture capital firm, as a general partner. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business.

Lawrence M. Higby. Director. Lawrence Higby has served as a director since September 2008. From February 2002 to October 2008, Mr. Higby served as president and chief executive officer of Apria Healthcare Group Inc., a national provider of home healthcare products and services. From 1997 until his appointment as chief executive officer in February 2002, Mr. Higby served as Apria’s president and chief operating officer. Mr. Higby also served as Apria’s chief executive officer on an interim basis from January through May 1998. Prior to joining Apria, Mr. Higby served as president and chief operating officer of Unocal’s 76 Products Company and group vice president of Unocal Corporation from 1994 to 1997. From 1986 to 1994, Mr. Higby held various positions with the Times Mirror Company, including serving as executive vice president of the Los Angeles Times and chairman of the Orange County Edition. In 1986 Mr. Higby served as president and chief operating officer of America’s Pharmacy, Inc., a division of Caremark, Inc. Prior to that he was at PepsiCo for 10 years in various sales and marketing positions, including vice president of marketing for Pepsi Cola in the United States. Mr. Higby is also a director of the Automobile Club of Southern California and Herbalife Ltd. Mr. Higby holds a B.S. degree in political science from the University of California and attended UCLA’s graduate school of business.

Randall S. Livingston. Director. Randall Livingston has served as a director since December 2008. Mr. Livingston is the vice president for business affairs and chief financial officer of Stanford University and has served in this role since 2001. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston serves as a member of the board of directors of Genomic Health. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Board Independence

The board of directors has determined that each of its current directors, except Gary L. Lauer, is independent within the meaning of the NASDAQ Global Market director independence standards, as currently in effect. The board of directors appointed Mr. Cakebread as lead independent director in March 2009.

Board of Directors Meetings

The board of directors held five meetings during 2008. Each of our directors serving on the board of directors during 2008 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2008. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The members of our audit committee are Messrs. Cakebread, Flanders and Livingston. Mr. Cakebread is the chairperson of the audit committee. Christopher Schaepe resigned from our board of directors and from service on our audit committee and Mr. Flanders was appointed as a member of the audit committee in September 2008. Michael Goldberg resigned from service on our audit committee and Mr. Livingston was appointed as a member of the audit committee in December 2008. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ Global Market and the Securities and Exchange Commission. Our board of directors has also determined that Mr. Cakebread is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The audit committee held ten meetings during 2008.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	issues the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee.

Compensation Committee. The current members of our compensation committee are Messrs. Flanders and Higby. Sheryl Sandberg resigned from our board of directors and from service on our compensation committee and Mr. Higby was appointed as a member of the compensation committee in December 2008. Mr. Flanders replaced Ms. Sandberg as chairperson of the compensation committee in connection with this change. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held eight meetings during 2008.

Among other duties, our compensation committee:

•	approves the compensation of our executive officers and reviews and recommends approval of the compensation of our directors;

•	administers our equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•

reviews and discusses with management the compensation discussion and analysis to be included in our proxy statement or annual report and issues any report required by the Securities and Exchange Commission to be included in our proxy statement or annual report.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee are Messrs. Goldberg and Oliver. Mr. Schaepe resigned from our board of directors and from service on our nominating and corporate governance committee and Mr. Goldberg was appointed as a member of the nominating and corporate governance committee in September 2008. Mr. Oliver replaced Mr. Schaepe as the chairperson of the nominating and corporate governance committee in connection with this change. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. The nominating and corporate governance committee held five meetings during 2008.

Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

Equity Incentive Committee. The members of our equity incentive committee are Messrs. Flanders and Lauer. Ms. Sandberg resigned from service on our equity incentive committee in December 2008 and Mr. Flanders was appointed as her replacement. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards are granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors. The equity incentive committee held no meetings during 2008.

Non-Employee Director Compensation

For their service in 2008, our non-employee directors received cash compensation of $12,000, paid in equal quarterly installments, and $2,500 per meeting of our board of directors attended. The chairperson of our audit committee received $12,000 for his service as audit committee chairperson, paid in quarterly installments, and the chairpersons of our compensation committee and our nominating and corporate governance committee each received $5,000 for their service on each such committee, paid in equal quarterly installments. In addition, the non-chairperson members of the audit committee receive an annual retainer for their service on the audit committee of $6,000, paid in equal quarterly installments, and the non-chairperson members of each of the compensation committee and the nominating and corporate governance committee receive an annual retainer for their service on each such committee of $2,500, paid in equal quarterly installments.

Our non-employee directors are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at board of directors and board of directors committee meetings. Our non-employee directors also receive an initial grant of equity awards and annual grants of equity awards to purchase or receive shares of our common stock pursuant to the automatic equity grant program under our 2006 Equity Incentive Plan. See “Equity Benefit Plans—2006 Equity Incentive Plan—Automatic Equity Grant Program” for additional information.

In September 2008, the compensation committee of our board of directors engaged Compensia, a compensation consulting firm, to review our director compensation practices. Compensia benchmarked our director compensation against the director compensation practices of companies determined to be our “peer group” companies at the time of Compensia’s analysis, which was completed in November 2008. The peer companies included in Compensia’s analysis were the same as those used in connection with Compensia’s benchmarking of our executive officer compensation in January 2009. See “Executive Compensation—Compensation Discussion and Analysis—Competitive Positioning—2009 Peer Group” for additional information.

In November 2008, our board of directors approved changes to our director compensation program based on Compensia’s analysis. Effective January 1, 2009, the annual retainer for non-employee directors was increased from $12,000 to $15,000, the retainer for the audit committee chairperson was increased from $12,000 to $18,000, and the retainer for the chairperson of the compensation committee was increased from $5,000 to $7,500, each payable in equal quarterly installments. Our board of directors also approved changes to the initial and annual automatic equity grants to non-employee directors. See “Equity Benefit Plans—2006 Equity Incentive Plan—Automatic Equity Grant Program” for additional information.

The following table summarizes compensation that our directors earned during 2008 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
Gary L. Lauer(2)	$—	$—	$—	$—
Steven M. Cakebread(3)	$36,500	$116,080	$—	$152,580
Scott N. Flanders(4)	$26,083	$70,391	$—	$96,474
Michael D. Goldberg(5)	$30,875	$61,577	$—	$92,452
Lawrence M. Higby(6)	$11,500	$15,981	$—	$27,481
Joseph S. Lacob(7)	$3,000	$—	$—	$3,000
Randall S. Livingston(8)	$3,000	$675	$594	$4,269
Jack L. Oliver, III(9)	$27,000	$91,073	$18,529	$136,602
Sheryl Sandberg(10)	$23,875	$113,089	$—	$136,964
Christopher J. Schaepe(11)	$24,750	$57,024	$—	$81,774

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the compensation cost recognized in fiscal year 2008 for financial statement reporting purposes of the stock options and restricted stock units granted during and prior to 2008, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”), disregarding any estimates of future forfeitures. The grant date fair value computed in accordance with SFAS 123R of the option and stock awards granted in 2008 to the directors are disclosed in the footnotes below. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Mr. Lauer does not receive any compensation for his services as a member of our board of directors.
(3)	Mr. Cakebread earned $12,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 in meeting attendance fees and $12,000 related to his position as chairperson of the audit committee. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Cakebread was $77,929.
(4)	Mr. Flanders earned $10,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 in meeting attendance fees, $1,500 related to his position as a member of the audit committee and $2,083 related to his position as a member of the compensation committee. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Flanders was $336,083.
(5)	Mr. Goldberg earned $12,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 in meeting attendance fees, $4,500 related to his position as a member of the audit committee, $1,250 related to his position as the chairperson of compensation committee, and $625 related to his position as a member of the nominating and corporate governance committee. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Goldberg was $77,929.
(6)	Mr. Higby earned $4,000 related to his annual retainer as a non-employee member of the board of directors and $7,500 in meeting attendance fees. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Higby was $210,348.
(7)	Mr. Lacob earned $3,000 related to his annual retainer as a non-employee member of the board of directors. Mr. Lacob resigned from our board in February 2008.
(8)	Mr. Livingston earned $500 related to his annual retainer as a non-employee member of the board of directors and $2,500 in meeting attendance fees. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Livingston was $70,457. The grant date fair value computed in accordance with SFAS 123R of the restricted stock unit award granted in 2008 to Mr. Livingston was $62,000.
(9)	Mr. Oliver earned $12,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 in meeting attendance fees and $2,500 related to his position as a member of the nominating and corporate governance committee. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Oliver was $77,929.

(10)	Ms. Sandberg earned $12,000 related to her annual retainer as a non-employee member of the board of directors, $7,500 in meeting attendance fees and $4,375 related to her position as a member and chairperson of the compensation committee prior to her resignation in December 2008. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Ms. Sandberg was $77,929. Ms. Sandberg resigned from our board in December 2008 and the option award was forfeited in connection with her resignation.
(11)	Mr. Schaepe earned $9,000 related to his annual retainer as a non-employee member of the board of directors, $7,500 in meeting attendance fees, $4,500 related to his position as a member of the audit committee and $3,750 related to his position as the chairperson of the nominating and corporate governance committee. Mr. Schaepe resigned from our board of directors in September 2008. The grant date fair value computed in accordance with SFAS 123R of the stock option award granted in 2008 to Mr. Schaepe was $77,929. Mr. Schaepe resigned from our board in September 2008 and the option award was forfeited in connection with his resignation.

Certain of our non-employee directors have received options to purchase shares of our common stock and restricted stock units under our 1998 Stock Plan, 2005 Stock Plan and 2006 Equity Incentive Plan in connection with their service as members of our board of directors, as summarized in the table below:

Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award(1)	Shares Granted	Shares Subject to Unexercised Options Outstanding and Unreleased Restricted Stock Units as of December 31, 2008	Option Exercise Price
Steven M. Cakebread	8/03/06 6/06/07 6/10/08	Stock Option Stock Option Stock Option(2)	25,000 6,250 6,250	25,000 6,250 6,250	$ $ $	13.00 19.25 23.49

Scott N. Flanders	2/29/08	Stock Option	25,000	25,000		$24.49

Michael D. Goldberg	6/08/99 9/24/03 6/06/07 6/10/08	Stock Option Stock Option Stock Option Stock Option(2)	37,500 37,500 6,250 6,250	— 37,500 6,250 6,250	$ $ $ $	0.50 2.00 19.25 23.49

Lawrence M. Higby	9/11/08	Stock Option	25,000	25,000		$14.76

Joseph S. Lacob*	6/06/07	Stock Option	6,250	—		$19.25

Randall S. Livingston	12/17/08 12/17/08	Stock Option Restricted Stock Unit(3)	10,000 5,000	10,000 5,000	$ $	12.40 —

Jack L. Oliver, III	12/14/05 3/20/07 4/17/07 6/06/07 6/10/08	Stock Option Stock Option Restricted Stock Unit(4) Stock Option Stock Option(2)	25,000 6,250 2,529 6,250 6,250	25,000 6,250 1,264 6,250 6,250	$ $ $ $ $	8.80 25.08 — 19.25 23.49

Sheryl Sandberg*	5/03/06 6/06/07 6/10/08	Stock Option Stock Option Stock Option	25,000 6,250 6,250	16,145 2,343 —	$ $	12.90 19.25 23.49

Christopher J. Schaepe*	6/06/07 6/10/08	Stock Option Stock Option	6,250 6,250	— —	$ $	19.25 23.49

*	Mr. Lacob resigned from our board in February 2008, Mr. Schaepe resigned from our board in September 2008 and Ms. Sandberg resigned from our board in December 2008.
(1)

Unless otherwise noted, all options granted to our non-employee directors set forth in the foregoing table vest over four years at a rate of 25% after one year and 1/48th per month thereafter, so long as the holder continues to serve as a director.

(2)	Option vests as to 100% of the shares subject to the grant on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to our annual stockholder meeting approximately one year following the grant date.
(3)	The restricted stock unit granted to Mr. Livingston vests annually over four years from the grant date.
(4)	The restricted stock unit granted to Mr. Oliver vests at a rate of 25% each April beginning on April 26, 2007.

Corporate Governance Matters

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee periodically reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

•

Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

•

For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards.

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•

To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission.

Director Qualifications. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate skills and characteristics required of members of our board of directors in the context of the current make-up of our board of directors. The nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size and composition of the board of directors and the needs of the board of directors and its committees;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Directors. The nominating and corporate governance committee is responsible for identifying and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our vice president, legal affairs at our principal executive offices.

Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our vice president, legal affairs will monitor these communications. The vice president, legal affairs will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the vice president, legal affairs may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The vice president, legal affairs may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-management directors from our officers or directors who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. Two of our directors attended the Annual Meeting of Stockholders held June 10, 2008.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2008 were Scott N. Flanders, Michael D. Goldberg, Lawrence M. Higby and Sheryl Sandberg. Mr. Flanders replaced Mr. Goldberg as a member of the compensation committee in February 2008. Mr. Higby replaced Ms. Sandberg, who resigned as a director, as a member of the compensation committee in December 2008, and Mr. Flanders replaced Ms. Sandberg as chairperson of the compensation committee in connection with this change. None of the current or past members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Lead Independent Director

In March 2009, our board of directors appointed Steven M. Cakebread as lead independent director. The responsibilities of the lead independent director have yet to be finalized but may include coordinating the activities of the independent directors, coordinating with the chief executive officer to set the agenda for board meetings, chairing meetings of the independent directors, and leading the board’s review of the chief executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2009, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation—Compensation Discussion and Analysis—2008 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 24,740,219 shares of common stock outstanding at March 31, 2009. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2009, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	2,642,258	10.7%

Entities affiliated with Capital Research Global Investors(3) 333 South Hope Street Los Angeles, CA 90071	2,085,000	8.4%

JPMorgan Chase & Co.(4) 270 Park Avenue New York, NY 10017	1,720,950	7.0%

Entities affiliated with Manulife Financial Corporation(5) 200 Bloor Street East Toronto, Ontario Canada M4W 1E5	1,589,431	6.4%

Executive Officers and Directors
Gary L. Lauer(6)	1,157,228	4.5%
Stuart M. Huizinga(7)	62,509	*
Sam C. Gibbs(8)	35,987	*
Bruce A. Telkamp(9)	53,464	*
Dr. Sheldon X. Wang(10)	178,255	*
Steven M. Cakebread(11)	27,995	*
Scott N. Flanders(12)	7,291	*
Michael D. Goldberg(13)	77,995	*
Lawrence M. Higby	—	*
Randall S. Livingston	—	*
Jack L. Oliver, III(14)	34,578	*
All executive officers and directors as a group (12 persons)(15)	1,630,136	6.3%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 351,183 shares of common stock held in client accounts over which T. Rowe Price Associates, Inc. (“Price Associates”) has sole power to vote or direct the voting of the shares and 2,642,258 shares held in client accounts over which Price Associates has sole power to dispose of or direct the disposition of the shares. Price Associates does not serve as custodian of the assets of any of its clients, and in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.
(3)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 2,085,000 shares of common stock deemed to be beneficially held by Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(4)	According to a Schedule 13G filed with the Securities and Exchange Commission, JPMorgan Chase & Co. is the beneficial owner of 1,720,950 shares of common stock on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities; the power to direct the receipt of dividends from such securities; the right to receive the proceeds from the sale of such securities; and the right to direct the receipt of proceeds from the sale of such securities.
(5)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 15,508 shares of common stock beneficially held by MFC Global Investment Management (U.S.A.) Limited (“MFC Global (U.S.A.)”) and 1,573,923 shares of common stock beneficially held by MFC Global Investment Management (U.S.), LLC (“MFC Global (U.S.)”), each such entity an indirect, wholly-owned subsidiary of Manulife Financial Corporation (“MFC”). Through its parent-subsidiary relation to MFC Global (U.S.A.) and MFC Global (U.S.), MFC may be deemed to have beneficial ownership of these same shares. MFC Global (U.S.A.) and MFC Global (U.S.) each has sole power to vote or to direct the voting of, and the sole power to dispose or direct the disposition of, the shares of common stock beneficially held by each of them. The principal business offices of MFC and MFC Global (U.S.A.) are as set forth in the table above. The principal business offices of MFC Global (U.S.) is located at 101 Huntington Avenue, Boston, Massachusetts 02199.
(6)	Includes 1,157,228 shares of common stock issuable upon exercise of stock options.
(7)	Includes 40,562 shares of common stock issuable upon exercise of stock options.
(8)	Includes 6,000 shares of common stock held of record by Samuel C Gibbs & Cynthia B Gibbs, TTEEs u/a DTD 4/27/1995 Gibbs Revocable Trust and 29,987 shares of common stock issuable upon exercise of stock options.
(9)	Includes 53,464 shares of common stock issuable upon exercise of stock options.
(10)	Includes 70,000 shares of common stock held of record by Sheldon X. Wang and April M. Xie, TTEEs u/a/ DTD 1/27/07 Sheldon Xiadong Wang & April Minxia Xie Revocable Living Trust. Also includes 108,255 shares of common stock issuable upon exercise of stock options.
(11)	Includes 27,995 shares of common stock issuable upon exercise of options.
(12)	Includes 7,291 shares of common stock issuable upon exercise of options.
(13)	Includes 37,500 shares of common stock held of record by Michael D Goldberg & Emily S Goldberg TR Goldberg Family Trust U/T/D 1/31/96. Also includes 40,495 shares of common stock issuable upon exercise of stock options.
(14)	Includes 32,682 shares of common stock issuable upon exercise of stock options and 632 shares of common stock issuable upon the vesting of restricted stock units.
(15)	Includes an aggregate of 1,498,793 shares of common stock issuable upon exercise of stock options and 632 shares of common stock issuable upon the vesting of restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Board Compensation

We pay non-employee directors for service on our board of directors and for board meeting attendance. Our non-employee directors also receive options to purchase shares of our common stock and restricted stock units to receive shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.

Employment Agreements

We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding certain of these arrangements, see “Executive Compensation—Employment Agreements and Change of Control Arrangements” below.

Indemnification Agreements and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants

We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” and “Executive Compensation—2008 Outstanding Equity Awards at Fiscal Year-End, 2008 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and approve all related party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer. There were no related party transactions during 2008 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers collectively referred to as our “Named Executive Officers” for the year ended December 31, 2008 and discusses our executive compensation program and philosophy currently in effect for the year ending December 31, 2009.

General Compensation Philosophy and Program Structure

General

We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	directly link compensation to measurable corporate and individual performance,

•	focus executive officers on achieving near and long-term corporate objectives and strategy, and

•	reward executives for creating stockholder value.

Executive officer compensation primarily has been composed of base salary, annual cash bonus awards and long-term equity incentive awards. We base compensation on the executive officer’s responsibilities, individual performance and our performance as a company.

Role of the Compensation Committee

The compensation committee of our board of directors, composed entirely of non-employee members of our board of directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to our executive officers, including our Named Executive Officers, on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practices among companies it considers similar to us in various respects. See Committees of the Board of Directors—Compensation Committee above for additional information about the compensation committee.

Role of Executive Officers

Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee’s consideration. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our chief executive officer and vice president of human resources participate in meetings of our compensation committee, and our chief executive officer makes recommendations with respect to compensation proposals for executive officers other than himself.

Role of the Compensation Consulting Firm

Since 2007, the compensation committee has engaged Compensia, a compensation consulting firm, to provide compensation advisory services. Compensia reports directly to the compensation committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In January 2008 and January 2009, Compensia conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Compensia attended certain compensation committee meetings to present its analyses and to discuss its findings with the compensation committee. The compensation committee reviewed Compensia’s analyses in the context of making its decisions with respect to executive officer compensation for 2008 and in setting the executive compensation program for 2009.

Competitive Positioning

The reports Compensia prepared for the compensation committee in 2008 and 2009 reviewed our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies and compensation data drawn from technology companies with revenues from $50 million to $200 million included in the Radford/Aon October Broad High-Technology Industry Executive Compensation Survey. The Radford/Aon survey data was used in addition to the peer group company data as it was believed to be reflective of companies that compete in eHealth’s labor market and of companies with similar revenue levels. The peer group companies and the survey data were equally weighted in connection with the comparison to our executive compensation.

2008 Peer Group

The 2008 peer group was developed by Compensia and approved by our compensation committee. The peer group used by Compensia in its January 2008 analysis was divided into two subgroups consisting of ecommerce companies and certain high-technology companies that became public reporting companies around the same time we did. The ecommerce companies were selected based on a combination of similar revenue, market capitalization, number of employees and business models. The broad high-technology companies were selected because they had recently become publicly-traded companies and had similar revenue and market capitalization profile. The companies that comprised each subgroup consisted of the following:

Ecommerce Companies	Broad High-Technology Companies
Audible, Inc.	Acme Packet, Inc.
Bankrate, Inc.	Divx, Inc.
Ebix, Inc.	Double-Take Software, Inc.
Gaiam, Inc.	Isilon Systems, Inc.
Internet Brands, Inc.	Kenexa Corporation
Loopnet, Inc.	Nextest Systems Corporation
Online Resources Corporation	Omniture, Inc.
Petmed Express, Inc.	Riverbed Technology, Inc.
Shutterfly, Inc.	Shutterfly, Inc.
Stamps.com, Inc.	Synchronoss Technologies, Inc.
The Knot, Inc.	Taleo Corporation
Travelzoo, Inc.	Techwell, Inc.
U.S. Auto Parts Network, Inc	Web.com Group, Inc..
Vistaprint Limited
Ziprealty, Inc.

Our market capitalization at the time of Compensia’s analysis ranked above the 90th percentile compared to the companies in each of the ecommerce and broad high-technology subgroups. Based on peer company public filings available to Compensia in January 2008, our revenue over the four quarters prior to Compensia’s analysis ranked slightly below the 25th percentile compared to the ecommerce companies and was between the 25th and 50th percentile with respect to the broad high-technology companies. Our net income over the four quarters prior to Compensia’s analysis was approximately at the 75th percentile compared to each subgroup.

2009 Peer Group

The peer group developed by Compensia, approved by our compensation committee and used by Compensia in its January 2009 analysis was based on the 2008 peer group. The two peer subgroups were combined into one peer group for 2009 as we no longer viewed the company as recently becoming a public company. The companies that comprised the 2009 peer group consisted of the following:

Peer Group Companies
Acme Packet, Inc.	Petmed Express, Inc.
Athenahealth, Inc.	Shutterfly, Inc.
Bankrate, Inc.	Stamps.com, Inc.
Divx, Inc.	Synchronoss Technologies, Inc.
Double-Take Software, Inc.	Taleo Corporation
Ebix, Inc.	Techwell, Inc.
Internet Brands, Inc.	The Knot, Inc.
Isilon Systems, Inc.	Travelzoo, Inc.
Kenexa Corporation	U.S. Auto Parts Network, Inc.
Loopnet, Inc.	Web.com Group, Inc.
Online Resources Corporation	Ziprealty, Inc.

Certain companies included in the 2008 peer group were excluded as a result of their acquisition by other entities or because their last four quarters of revenue was outside the range of $50 million to $200 million. Athenahealth, Inc. was added to the 2009 peer group because it had a similar revenue size and is a technology company operating in the healthcare field. Our market capitalization at the time of Compensia’s analysis ranked above the 85th percentile compared to the peer group companies. Based on the public filings available to Compensia in December 2008, our revenue over the four quarters prior to Compensia’s analysis ranked at the 45th percentile compared to the peer group, and our net income over the last four quarters was at the 100th percentile (highest) compared to the peer group.

Compensation Elements

Base Salaries

Our objective is to provide our executive officers, including the Named Executive Officers, and other employees with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce. Our compensation committee reviews executive officer base salaries annually, generally in the first quarter of each year. Our compensation committee reviewed base salaries for our executive officers in both 2008 and 2009 using peer group and survey data supplied by Compensia. In general, our compensation committee set executive officer base salaries to approximate the 50th percentile of the peer group and other data, but has approved, and may in the future approve, salaries outside this range after taking into consideration, in its discretion, various factors, including individual responsibilities, experience and performance.

2008 Base Salaries

In the first quarter of 2008, the compensation committee set the annual base salaries for our Named Executive Officers as follows:

Name	Title	Previous Base Salary	2008 Base Salary
Gary L. Lauer	President and Chief Executive Officer	$350,000	$385,000
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$220,000	$250,000
Sam C. Gibbs	Senior Vice President of Sales	$190,000	$190,000
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	$270,000	$270,000
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	$250,000	$270,000

Mr. Telkamp did not receive an increase in base salary as he had received an increase in November 2007 related to his promotion to executive vice president. Mr. Gibbs did not receive a base salary increase as his target total cash compensation was at or slightly above the peer group and survey data reflected in Compensia’s January 2008 analysis. The other Named Executive Officers received base salary increases in recognition of their past performance and to better align their target total cash compensation at slightly above the 50th percentile of the peer group and other data reflected in the January 2008 Compensia analysis.

For 2008, base salaries accounted for approximately 39% of the total compensation for our chief executive officer and 58% on average for our other Named Executive Officers.

2009 Base Salaries

In the first quarter of 2009, the compensation committee set the annual base salaries for our Named Executive Officers as follows:

Name	Title	Previous Base Salary	2009 Base Salary
Gary L. Lauer	President and Chief Executive Officer	$385,000	$400,000
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$250,000	$255,000
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	$270,000	$275,400
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	$270,000	$275,400

Our board of directors determined that Mr. Gibbs was no longer an executive officer under Section 16 of the Exchange Act. As a result, the compensation committee did not review his salary. Each of the Named Executive Officers other than Mr. Gibbs received base salary increases in recognition of their 2008 performance and to better align their base salary closer to the 50th percentile of the peer group and other data reflected in the January 2009 Compensia analysis.

Annual Cash Bonus Awards

General

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to earn an annual cash bonus award. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our key positions and to motivate our executive officers and other eligible employees to achieve annual business goals. In the first quarter of 2008, the bonus opportunity for each of the Named Executive Officers was targeted to achieve, when added to base salary, target total cash compensation approximating the 50th percentile of the peer group and other data supplied by Compensia. In the first quarter of 2009, the compensation committee reviewed our performance against our peer group in terms of revenue growth, net and operating income growth, cash flow growth and stock price. Because of our performance against the peer group with respect to these metrics, the compensation committee determined to target total cash compensation at a range of between the 50th percentile to the 75th percentile of the peer group and other survey data reflected in the Compensia analysis. The compensation committee further determined to reflect the increase in the Named Executive Officer’s cash bonus opportunity rather than base salary to incentivize performance. The compensation committee has approved, and may in the future approve, annual cash bonus awards and total target cash compensation outside of its general philosophy based on various factors, including individual responsibilities, experience and performance.

2008 Bonus Plan

In February 2008, our compensation committee established the 2008 Executive Bonus Plan (the “2008 Bonus Plan”), which used various performance measures to determine the annual cash bonus awards for our executive officers. For 2008, each of our Named Executive Officers was a 2008 Bonus Plan participant.

The 2008 target cash bonus opportunity for each of our Named Executive Officers was set to achieve target total cash compensation approximating the 50% percentile of the peer group and other data supplied by Compensia, adjusted to reflect each individual’s responsibilities and past performance.

The components of the cash bonus award our executive officers were eligible to receive under the 2008 Bonus Plan were as follows:

•

Company Performance: Participants were eligible to earn up to 75% of their target cash bonus award based upon company performance. Company performance was measured based upon achievement of 2008 revenue, net earnings and operating cash flow goals approved by the compensation committee. These goals, which were equally weighted for each participant, were evaluated separately for purposes of determining each participant’s bonus payout for this component (for example, achieving the target revenue goal would result in a payout of 25% of the target cash bonus award irrespective of the performance results for the other corporate metrics). In the event the company exceeded the target level for a performance goal, the compensation committee had the discretion to approve an additional payout to each participant related to that performance goal, subject to a limit equal to 25% of the participant’s maximum payout. At the time the performance goals were set, the compensation committee believed these performance goals would be challenging and that achieving them was subject to substantial uncertainty.

•

Individual Performance: Participants were eligible to receive the remaining 25% of their target cash bonus award based upon individual performance at the discretion of the compensation committee. In the event the compensation committee determined that a participant’s performance warranted an increased payout, the compensation committee was permitted to approve a payout relating to individual performance above 25% of the participant’s target bonus award, subject to a limit equal to 25% of the participant’s maximum payout.

In the first quarter of 2009, the compensation committee approved annual cash bonus award payouts under the 2008 Bonus Plan for each Named Executive Officer. The target cash bonus, maximum cash bonus payout and actual bonus payout for each Named Executive Officer participating in the 2008 Bonus Plan was as follows:

			Annual Cash Bonus Award
			Target and Maximum Award		Actual Bonus Award Payout
Name	Title	Year	Target Payout ($)	Maximum Payout ($)	Percent of 2008 Annual Base Salary	Amount
Gary L. Lauer	President and Chief Executive Officer	2008	$250,250	$500,550	16.2%	$62,563
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	2008	$125,000	$187,500	12.5%	$31,250
Sam C. Gibbs	Senior Vice President of Sales	2008	$95,000	$142,500	12.5%	$23,750
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	2008	$135,000	$202,500	12.5%	$33,750
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	2008	$135,000	$202,500	12.5%	$33,750

We did not achieve the revenue, net earnings or operating cash flow targets under the 2008 Bonus Plan. As a result, the Named Executive Officers were only eligible to receive 25% of their target bonus award for individual performance. The compensation committee determined to award the full 25% of the target bonus award for individual performance to each of the Named Executive Officers participating in the 2008 Bonus Plan. The compensation committee exercised its discretion to award these amounts in light of the individual performance of the participants during economic conditions that were not anticipated when the company performance goals under the 2008 Bonus Plan were determined.

For 2008, cash bonus awards accounted for approximately 6% of the total compensation for our chief executive officer and 7% on average for our other Named Executive Officers.

2009 Bonus Plan

In the first quarter of 2009, our compensation committee established the 2009 Executive Bonus Plan (the “2009 Bonus Plan”), which incorporates performance measures to be used in the determination of 2009 annual executive officer cash bonus awards. The 2009 Bonus Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the compensation committee.

In connection with the adoption of the 2009 Bonus Plan, the compensation committee approved target and maximum cash bonus award opportunities for our Named Executive Officers as follows:

			Fiscal 2009 Cash Bonus Award Opportunity
			Target Payout		Maximum Payout
Name	Title	Year	Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
Gary L. Lauer	President and Chief Executive Officer	2009	65%	$260,000	130%	$520,000
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	2009	60%	$153,000	90%	$229,500
Bruce A. Telkamp	Executive Vice President of Business and Corporate Development	2009	60%	$165,240	90%	$247,860
Dr. Sheldon X. Wang	Executive Vice President of Technology and Chief Technology Officer	2009	60%	$165,240	90%	$247,860

Because our board of directors determined that Mr. Gibbs was no longer an executive officer under Section 16 of the Exchange Act, Mr. Gibbs is not a participant under the 2009 Bonus Plan and the compensation committee did not review any target and maximum cash bonus award opportunities for Mr. Gibbs.

The 2009 cash bonus opportunity for each of the Named Executive Officers was set in accordance with the compensation committee’s philosophy for 2009 to set total target salary and cash bonus compensation opportunity between the 50th and 75th percentile of the market data provided by Compensia in its January 2009 analysis, while keeping base salary around the 50% percentile. The total target base salary and cash bonus compensation of each of the Named Executive Officers is between the 50th to 75th percentile compared to the peer group and other data supplied by Compensia in its January 2009 analysis.

The components of the cash bonus award our executive officers are eligible to receive under the 2009 Bonus Plan are as follows:

•

Company Performance: Participants are eligible to earn up to 75% of their target bonus award based upon company performance. Company performance is measured based upon the achievement of 2009 revenue, non-GAAP operating earnings (excluding stock based compensation expense) and EBITDA (GAAP operating income, excluding stock based compensation expense, depreciation and amortization) goals approved by the compensation committee. The revenue goal, the non-GAAP operating earnings goal and EBITDA goal each comprise 25% of the total potential target incentive award for each participant. In the event we meet one of the foregoing performance goals, a participant will receive, in connection with the achievement of that performance goal, 25% of the participant’s target payout (a “Goal Target Payout”). A participant will not receive any payout with respect to a goal that is achieved at less than 95%, but will receive 25% of the Goal Target Payout if 95% of the goal is achieved, up to 45% of the Goal Target Payout at 99% of the achievement of the goal. If we exceed a goal, participants will receive amounts above the Goal Target Payout for the relevant goal exceeded as follows:

•

In the event we exceed the revenue goal, each participant will receive an additional 5% (10% for the chief executive officer) of the Goal Target Payout for the revenue goal up to a maximum additional payment of 50% (100% for the chief executive officer) of the Goal Target Payout for the revenue goal; and

•

With respect to the non-GAAP operating earnings and EBITDA goals, and only if 100% of the revenue goal is achieved, a participant will receive for each percent achieved above the non-GAAP operating earnings goal or the EBITDA goal an additional 2.5% (5% for the chief executive officer) of the relevant Goal Target Payout, up to a maximum of additional payout of 50% (100% for the chief executive officer) of the relevant Goal Target Payout.

We believe that the performance goals are challenging and that our achieving them is subject to substantial uncertainty.

•

Individual Performance: Participants are eligible to receive the remaining 25% of their target bonus award based upon individual performance. The payment of the individual performance portion of the bonus is discretionary. In the event the compensation committee determines that a participant’s performance warrants an increased payout, the compensation committee may approve a payout relating to individual performance above 25% of the participant’s target bonus award, up to 25% of the participant’s maximum payout.

We must be profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the 2009 Bonus Plan for individual performance or for any specific company performance goal. If we are not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular company performance goal shall be no more than 25% of the participant’s target incentive award.

The revenue, non-GAAP operating earnings goal and EBITDA goals and performance are determined by excluding at the compensation committee’s sole discretion (i) the effect of mergers and acquisitions closing in 2009 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results.

Equity Incentive Awards

General

Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. It is our policy to review the equity holdings of employees regularly and the compensation committee looks to award key employees with equity compensation based on the practices of other similarly situated companies.

2008 Executive Equity Compensation

In February 2008, our compensation committee approved equity incentive awards for our executive officers, including our Named Executive Officers, in the form of stock options and restricted stock units. Prior to 2008, the equity incentives awarded to our Named Executive Officers consisted solely of stock options to purchase our common stock. The compensation committee granted restricted stock units in addition to stock options as it believes that the issuance of restricted stock units aligns the equity awards with stockholder value, while helping to control dilution and providing retention value during periods of fluctuation in our stock price. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing peer group and other survey data in Compensia’s January 2008 analysis. The number of shares of the company’s common stock granted under stock options and restricted stock unit awards approved by the compensation committee in February 2008 is summarized as follows:

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock Units	Grant Date Fair Value(1)
Gary L. Lauer	55,133	42,353	$1,456,738
Stuart M. Huizinga	17,803	13,676	$470,391
Sam C. Gibbs	10,625	8,162	$280,734
Bruce A. Telkamp	26,418	20,294	$698,018
Dr. Sheldon X. Wang	26,418	20,294	$698,018

(1)	The amounts reported do not reflect compensation actually received. The amounts reported reflect the grant date fair value of the stock options and restricted stock unit awards granted, computed in accordance with SFAS 123R. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Pursuant to our equity awards policy, the stock options granted have an exercise price equal to the fair market value of our common stock on their grant date of March 18, 2008, which was $21.16 per share. The equity awards granted to each of our Named Executive Officers were in the top quartile of the peer group and other data reflected in Compensia’s January 2008 analysis in light of our performance as a company, Named Executive Officer unvested equity holdings and our not granting equity awards to our Named Executive Officers for in excess of two years prior to February 2008.

2009 Executive Equity Compensation

In March 2009, our compensation committee approved equity incentive awards for our executive officers, including our Named Executive Officers, in the form of stock options and restricted stock units. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing peer group and other survey data in Compensia’s January 2009 analysis.

The number of shares of the company’s common stock granted under stock options and restricted stock unit awards approved by the compensation committee in March 2009 is summarized as follows:

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock Units
Gary L. Lauer	100,000	40,582
Stuart M. Huizinga	18,884	16,145
Bruce A. Telkamp	21,946	18,764
Dr. Sheldon X. Wang	21,946	18,764

Because our board of directors determined that Mr. Gibbs was no longer an executive officer under Section 16 of the Exchange Act, it did not undertake a review of Mr. Gibbs equity compensation with the other Named Executive Officers. Mr. Gibbs did not receive an additional grant of equity awards in March 2009.

Pursuant to our equity awards policy, the stock options granted to our Named Executive Officers have an exercise price equal to the fair market value of our common stock on the date of grant (April 21, 2009). The stock options vest at a rate of 25% after one year and 1/48 per month thereafter as long as the Named Executive Officer continues as a service provider to us. The restricted stock unit awards vest at a rate of 25% after one year and 25% on each anniversary thereafter as long as the Named Executive Officer continues as a service provider.

The grant date fair value of the equity awards granted to each of our Named Executive Officers other than the chief executive officer were targeted at approximately the 75th percentile of the peer group and other data reflected in Compensia’s January 2009 analysis. The 2009 equity awards granted to our chief executive officer were targeted at approximately the 85th percentile of the peer group and other data reflected in Compensia’s January 2009 analysis. These awards also reflected the committee’s assessment of individual performance, expected future contribution, and retention considerations.

Other Compensation

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to receive general health and welfare benefits and provide perquisites to certain Named Executive Officers. We also maintain a retirement and deferred savings plan available to all U.S. employees after three months of employment, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $15,500 (or $20,500 for employees over 50 years of age) in calendar year 2008. Under the plan, each participant is fully vested in his or her own contributions. We match 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

In addition to these benefits, we pay a housing allowance to each of Mr. Lauer and Dr. Wang along with taxes associated with the housing allowance. We also pay to Mr. Lauer a car allowance and reimburse Mr. Lauer for certain airfare along with taxes associated with the car allowance and airfare. We have historically paid these amounts given that Mr. Lauer’s and Dr. Wang’s primary residences are a significant distance from our corporate headquarters in Mountain View, California. The compensation committee reviewed these allowances and determined to continue to pay them in 2009 in light of Mr. Lauer’s and Dr. Wang’s circumstances.

For the year ended December 31, 2008, other compensation accounted for approximately 25% of the total compensation for our Chief Executive Officer and 10% on average for our other Named Executive Officers.

Change in Control and Termination Arrangements

We entered into a management retention agreement, providing for certain severance benefits upon certain terminations in connection with a change of control and outside a change of control, with our chief executive officer in March 2009. At the direction of the compensation committee, Compensia conducted a study of change of control severance agreements for chief executive officers in our peer group. Informed by this data, the committee designed an agreement that in its view reflected market norms. This agreement, as well as severance arrangements with each of our other Named Executive Officers, are more fully described under the section entitled “Employment Agreements and Change of Control Arrangements.”

Regulatory Considerations

Section 162(m) of the U.S. Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the chief executive officer or one of the four other most highly compensated officers. Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). We believe that it is important to preserve flexibility in administering our compensation programs, and have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under our compensation programs may be determined not to so qualify. We have proposed in Proposal 3 that the stockholders approve of a Performance Bonus Plan in order to qualify payments in future years under the Performance Bonus Plan as deductible “performance-based compensation” for purposes of Section 162(m).

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement for the 2009 Annual Meeting of Stockholders. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2009 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Compensation Committee

Scott N. Flanders

Lawrence M. Higby

2008 Summary Compensation Table

The information below sets forth the total compensation earned by our Named Executive Officers for the years ended December 31, 2008 and 2007.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Gary L. Lauer	2008	$384,058	$180,871	$113,131	$62,563	$240,417	$981,040
President and Chief Executive Officer	2007	$337,502	$—	$—	$245,000	$232,808	$815,310
Stuart M. Huizinga	2008	$248,577	$58,404	$36,531	$31,250	$19,048	$393,810
Senior Vice President and Chief Financial Officer	2007	$212,500	$—	$—	$137,500	$18,451	$368,451
Sam C. Gibbs	2008	$191,461	$34,856	$21,802	$23,750	$21,300	$293,169
Senior Vice President of Sales	2007	$182,500	$—	$—	$118,750	$19,452	$320,702
Bruce A. Telkamp	2008	$272,077	$86,667	$54,209	$33,750	$20,755	$467,458
Executive Vice President of Business and Corporate Development	2007	$225,981	$—	$—	$168,750	$13,661	$408,392
Dr. Sheldon X. Wang	2008	$269,846	$86,667	$54,209	$33,750	$151,505	$595,977
Executive Vice President of Technology and Chief Technology Officer	2007	$242,088	$—	$—	$156,250	$81,829	$480,167

(1)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(2)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the compensation cost recognized in fiscal year 2008 for financial statement reporting purposes of the stock options and restricted stock units granted, computed in accordance with SFAS 123R, disregarding any estimates of future forfeitures. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	2008 amounts consist of cash bonus awards approved by the compensation committee for service in 2008 pursuant to the 2008 Executive Bonus Plan and were paid in the first quarter of 2009. 2007 amounts consist of cash bonus awards approved by the compensation committee for service in 2007 and were paid in February 2008.
(4)	Includes the following benefits and perquisites earned on behalf of our Named Executive Officers during the year ended December 31, 2008:

	Benefits
Name	Health Care Contributions	Life Insurance Premiums	401(k) Plan Matching Contributions	Perquisites		Total
Gary L. Lauer	$18,912	$383	$2,400	$218,722	(1)	$240,417
Stuart M. Huizinga	$16,240	$302	$2,506	$—		$19,048
Sam C. Gibbs	$19,067	$238	$1,995	$—		$21,300
Bruce A. Telkamp	$18,141	$324	$2,290	$—		$20,755
Dr. Sheldon X. Wang	$14,411	$324	$2,459	$134,311	(2)	$151,505

(1)	Consists of $75,896 for housing allowance, $27,802 for airfare, less than $10,000 each for auto lease and entertainment provided as part of a company sponsored advertising program, and $100,087 for payment of taxes associated with certain of these items.
(2)	Consists of $72,850 for housing allowance and $61,461 for payment of taxes associated with the housing allowance.

2008 Grants of Plan-Based Awards

The following table provides information regarding the amount of awards under our 2008 Executive Bonus Plan and equity awards granted in 2008 to each of the Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)
Gary L. Lauer	3/18/2008	2/13/2008	$—	$250,250	$500,500	42,353	55,133	$21.16	$1,456,738
Stuart M. Huizinga	3/18/2008	2/13/2008	$—	$125,000	$187,500	13,676	17,803	$21.16	$470,391
Sam C. Gibbs	3/18/2008	2/13/2008	$—	$95,000	$142,500	8,162	10,625	$21.16	$280,734
Bruce A. Telkamp	3/18/2008	2/13/2008	$—	$135,000	$202,500	20,294	26,418	$21.16	$698,018
Dr. Sheldon X. Wang	3/18/2008	2/13/2008	$—	$135,000	$202,500	20,294	26,418	$21.16	$698,018

(1)	Represents target and maximum cash bonus payouts under the 2008 Executive Bonus Plan, reported pursuant to Securities and Exchange Commission rules. The actual bonus amounts paid under the 2008 Executive Bonus Plan are disclosed in the Summary Compensation Table set forth above.
(2)	Amounts shown reflect the grant date fair value of the stock options and restricted stock units granted, computed in accordance with SFAS 123R. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

Our stock options granted to the Named Executive Officers prior to January 1, 2008 generally vest over a four-or five-year term following the date of grant and generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our stock options granted to the Named Executive Officers subsequent to January 1, 2008 generally vest over a four-year term following the date of grant and generally expire 7 years after they are granted or earlier if the recipient’s employment or service terminates earlier.

The following table summarizes the number of equity securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2008. See Executive Compensation—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards for a description of equity awards granted subsequent to December 31, 2008.

			Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Grant Date		Exercisable	Unexercisable
Gary L. Lauer	1/07/2000 5/21/03 12/14/05 3/18/08 3/18/08	(2) (2) (3) (4) (5)	60,000 980,000 99,999 — —	— — — 55,133 —	$ $ $ $	2.00 2.00 8.80 21.16 —	1/07/2010 5/21/2013 12/14/2015 3/18/2015 —	— — — — 42,353	$	— — — — 562,448

Stuart M. Huizinga	6/06/2000 6/13/2003 12/14/2005 3/18/2008 3/18/2008	(2) (2) (3) (4) (5)	5,000 5,000 24,999 — —	— — — 17,803 —	$ $ $ $	2.00 2.00 8.80 21.16 —	6/06/2010 6/13/2013 12/14/2015 3/18/2015 —	— — — — 13,676	$	— — — — 181,617

Sam C. Gibbs	12/14/2005 3/18/2008 3/18/2008	(3) (4) (5)	26,666 — —	— 10,625 —	$ $	8.80 21.16 —	12/14/2015 3/18/2015 —	— — 8,162	$	— — 108,391

Bruce A. Telkamp	12/14/2005 3/18/2008 3/18/2008	(3) (4) (5)	45,208 — —	— 26,418 —	$ $	8.80 21.16 —	12/14/2015 3/18/2015 —	— — 20,294	$	— — 269,504

Dr. Sheldon X. Wang	12/14/2005 3/18/2008 3/18/2008	(3) (4) (5)	99,999 — —	— 26,418 —	$ $	8.80 21.16 —	12/14/2015 3/18/2015 —	— — 20,294	$	— — 269,504

(1)	The market value of the restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2008, which was $13.28.
(2)	Currently fully vested and exercisable.
(3)

Immediately exercisable for all option shares. The option becomes vested as to 20% of the shares 1 year after December 14, 2005 and 1/60th of the shares upon completion of each month of continuous service thereafter.

(4)	The option becomes vested as to 25% of the shares 1 year after February 13, 2008 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(5)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of February 13, 2008, subject to the executive officer’s continued service with us.

2008 Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Gary L. Lauer	210,000	$4,697,913
Stuart M. Huizinga	45,000	$1,092,020
Sam C. Gibbs	3,333	$59,021
Bruce A. Telkamp	7,292	$122,711
Dr. Sheldon X. Wang	—	$—

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Other than the vesting of stock options, there was no vesting of stock, restricted stock or restricted stock units by any Named Executive Officer during the year ended December 31, 2008.

Equity Benefit Plans

2006 Equity Incentive Plan—Our 2006 Equity Incentive Plan was adopted by our board of directors in April 2006 and approved by our stockholders in May 2006. The 2006 Equity Incentive Plan became effective upon our initial public offering in October 2006 and was subsequently amended and restated in November 2008. The following describes the material provisions of our 2006 Equity Incentive Plan, as amended:

Share Reserve. We initially reserved 2,000,000 shares of our common stock for issuance under the 2006 Equity Incentive Plan. In general, if options or shares awarded under the 2006 Equity Incentive Plan are forfeited or repurchased, those options or shares will again become available for grant or award under the 2006 Equity Incentive Plan. In addition, on January 1 of each year, the number of shares reserved under the 2006 Equity Incentive Plan will automatically increase by the lowest of (a) 1,500,000 shares, (b) 4% of the total number of shares of our common stock then outstanding or (c) a lower number determined by our board of directors or its compensation committee. As of January 1, 2007, 2008 and 2009, shares reserved under the 2006 Equity Incentive Plan automatically increased by 869,957 shares, 987,473 shares and 1,001,637 shares, respectively. Each of these increases was equal to 4% of the shares of our common stock outstanding at the time of the increases. There are a total of 4,859,067 shares of our common stock reserved under our 2006 Equity Incentive Plan, of which 3,696,645 shares were available for future grant as of March 31, 2009.

Administration. The board of directors or the compensation committee of our board of directors administers the 2006 Equity Incentive Plan. The administrator has the complete discretion to make all decisions relating to our 2006 Equity Incentive Plan.

Eligibility. Employees, non-employee members of our board of directors and consultants are eligible to participate in our 2006 Equity Incentive Plan.

Types of Awards. Our 2006 Equity Incentive Plan provides for the following types of awards:

•	incentive and non-statutory stock options to purchase shares of our common stock;

•	stock appreciation rights;

•	restricted shares of our common stock; and

•	stock units.

Vesting. Awards granted under our 2006 Equity Incentive Plan vest at the times determined by the administrator. In most cases, our awards will vest over a four-year period following the date of grant. Awards granted to employees prior to January 1, 2008 generally expire 10 years after they are granted and awards granted to employees subsequent to January 1, 2008 generally expire 7 years after they are granted. Awards granted expire earlier if the participant’s service terminates earlier.

Stock Options. The exercise price for all options granted under the 2006 Equity Incentive Plan may not be less than 100% of the fair value of our common stock on the option grant date. A stock option agreement may provide that a new option will be granted automatically to an optionee when he or she exercises a prior option and pays the exercise price with shares of our common stock already owned by such optionee. Optionees may pay the exercise price by using cash, shares of common stock that the optionee already owns or an immediate sale of the option shares through a broker designated by us. No participant may receive stock options under the 2006 Equity Incentive Plan covering more than 250,000 shares in one fiscal year, except that a newly hired employee may receive stock options covering up to 500,000 shares in the first year of employment.

Stock Appreciation Rights. A participant who exercises a stock appreciation right receives not more than the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the 2006 Equity Incentive Plan will not be less than 100% of the fair value of our common stock on the date of grant. The settlement value of the stock appreciation right may be paid in cash or shares of common stock or a combination of both. No participant may receive stock appreciation rights under the 2006 Equity Incentive Plan covering more than 250,000 shares in one fiscal year, except that a newly hired employee may receive awards covering up to 500,000 shares in the first year of employment.

Restricted Shares and Stock Units. Restricted shares and stock units vest at the times or upon satisfaction of the conditions determined by the administrator. No cash consideration is required of the award recipients. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both. No participant may receive restricted shares or stock units with performance-based vesting under the 2006 Equity Incentive Plan covering more than 250,000 shares in any fiscal year.

Adjustments. If there is a subdivision of our outstanding shares of common stock, a dividend declared in stock or a combination or consolidation of our outstanding shares of common stock into a lesser number of shares, corresponding adjustments will be automatically made in each of the following: (a) the number of shares of common stock available for future awards under the 2006 Equity Incentive Plan; (b) any limitation on the maximum number of shares of common stock that may be subject to awards in a fiscal year; (c) the number of shares of common stock covered by each outstanding option or stock appreciation right, as well as the exercise price under each such award; (d) the number of shares of common stock covered by the options to be granted under the automatic option grant program described below; and (e) the number of stock units included in any prior award that has not yet been settled.

Merger or Consolidation. If we are merged or consolidated with another company, an option or other award granted under the 2006 Equity Incentive Plan will be subject to the terms of the merger or consolidation agreement, which shall provide for one or more of the following: that the option or award continues, is assumed or substituted; becomes fully vested and exercisable, followed by its cancellation; or is cancelled for a cash payment equal to the spread that exists on the closing date of the merger or consolidation. A stock unit may also be cancelled for a payment equal to the fair value of the shares of our common stock subject to the stock unit as of the closing date.

Automatic Equity Grant Program. Pursuant to the 2006 Equity Incentive Plan, which was amended in November 2008, our board of directors approved a program of automatic equity award grants for non-employee directors on the terms specified below:

•

Each non-employee director who first became a member of our board of directors prior to November 2008 received an initial option to purchase 25,000 shares of our common stock. Each non-employee director who first becomes a member of our board of directors on and after November 2008 receives (i) an initial option to purchase 10,000 shares of our common stock and (ii) initial restricted stock units (RSUs) covering 5,000 shares of our common stock. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. Provided the non-employee director continues in service with us, 25% of the initial option vests one year after the date of grant, and the balance vests in equal monthly installments over the following 36 months. The RSUs vest annually over four years from the date of grant.

•

Each non-employee director also receives an annual equity grant on the date of each annual stockholders’ meeting. Prior to the 2009 Annual Meeting, each non-employee director received an annual option to purchase 6,250 shares of our common stock. Provided that the non-employee director continues in service with us, 25% of this annual option vests one year after the date of grant, and the balance vests in equal monthly installments over the following 36 months. For the annual options granted on the date of the 2008 annual stockholders’ meeting, 100% of each annual option grant vests on the earlier of (i) the one-year anniversary of the grant date, or (ii) the day prior to the company’s annual stockholder meeting approximately one year following the grant date, provided that the director continues in service with us.

Upon the conclusion of the 2009 Annual Meeting and each regular annual meeting of the Company’s stockholders held in the years thereafter, each non-employee director receives (i) an option to purchase 3,250 shares of our common stock and (ii) RSUs covering 1,625 shares of the our common stock. Both the options and the RSUs vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date. A new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these grants.

•	Equity awards granted to non-employee directors under the 2006 Equity Incentive Plan will become fully vested upon a change in control of us.

•

The exercise price of each non-employee director’s option will be equal to the fair value of our common stock on the option grant date. To the extent permitted by applicable law, a director may pay the exercise price by using cash, shares of common stock that the director already owns or an immediate sale of the option shares through a broker designated by us.

•

The non-employee director’s options have a 10-year term. However, all non-employee director’s options expire 12 months after the director leaves our board of directors due to death or disability or three months after the director leaves our board for any other reason.

Each of our current non-employee directors will receive an option to purchase 3,250 shares of our common stock and RSUs covering 1,625 shares of our common stock on the date of the Annual Meeting.

Amendments or Termination. Our board of directors may amend or terminate the 2006 Equity Incentive Plan at any time. If the board of directors amends the plan, it does not need to seek stockholder approval of the amendment unless applicable law requires it. The 2006 Equity Incentive Plan will terminate on the tenth anniversary of its adoption date, unless our board of directors decides to terminate the plan earlier.

1998 and 2005 Stock Plans—We maintain the 1998 Stock Plan and the 2005 Stock Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers prior to October 2006. The 1998 and 2005 Stock Plans were terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our initial public offering in October 2006, although we will continue to issue shares of common stock upon the exercise of stock options granted under each plan. The stock options and restricted stock grants under the 1998 and 2005 Stock Plans generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Our stock options granted under the 1998 Stock Plan and 2005 Stock Plan generally expire after 10 years from the date of grant.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Securities Trading Policy

We have an insider trading policy that prohibits executive officers and other employees from engaging in, among other things, “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities), and transactions in “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like).

Employment Agreements and Change of Control Arrangements

We executed an offer letter in November 1999, as amended in November 2007 and December 2008, with Mr. Lauer, chairman of our board of directors and our president and chief executive officer, which provides, among other things, that if we terminate Mr. Lauer without cause, subject to the effectiveness of a release of claims within 60 days of the date of termination, he receives the following monthly severance benefits for a 12-month period following his employment termination: (a) payment of his monthly base salary; (b) payment of his monthly COBRA health insurance premiums, if any; and (c) a cash payment equal to any contributions made by us for any employee benefits (other than health benefits) that he was receiving before termination, including housing and automobile allowances, transportation reimbursements and payments to cover related taxes.

We entered into a management retention agreement with Mr. Lauer in March 2009 (the “Retention Agreement”), which amended the terms of Mr. Lauer’s severance benefits. Under the terms of the Retention Agreement, if Mr. Lauer terminates his employment with us for “good reason,” or if we terminate Mr. Lauer’s employment without “cause” (as such terms are defined in the Retention Agreement), in either case outside of the period beginning on the date we enter into a binding agreement to effect a change in control and ending 12 months after eHealth’s ensuing change in control (the “Change in Control Period”), Mr. Lauer will receive the following severance benefits from us, subject to his signing and not revoking a release of claims that becomes effective within 60 days of his date of termination:

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to 24 months of Mr. Lauer’s then current annual base salary;

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to Mr. Lauer’s then current target annual bonus, pro-rated to the date of termination;

•

Mr. Lauer and his covered dependents will receive continued company-paid group health, dental and vision benefits until the earlier of (i) 18 months from the termination date or (ii) until they become covered under comparable group health, dental and vision plans of another employer; and

•

if we are not then the lessee, we will assume certain San Francisco Bay Area housing and automobile leases held by Mr. Lauer, and Mr. Lauer may use the related housing and automobile until the later of (i) two weeks after his employment termination date, or (ii) the end of the month in which his termination occurs.

If within the Change in Control Period, Mr. Lauer terminates his employment with us for good reason, or if we terminate Mr. Lauer’s employment without cause, Mr. Lauer will receive the same severance benefits from us as set forth above, plus 100% of his then outstanding and unvested equity awards will fully vest. Any severance payments to which Mr. Lauer is entitled will be paid by us to Mr. Lauer in cash and in full arrears on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A).

Assuming Mr. Lauer terminated his employment with us for good reason, or we terminated Mr. Lauer’s employment without cause, in either case outside of the Change in Control Period, on December 31, 2008 and his Retention Agreement were in effect on that date, we would have been potentially required to pay Mr. Lauer severance payments totaling $1,020,250, an estimated amount of up to $30,645 for COBRA health insurance premiums plus up to $12,934 for payment of certain housing and automobile leases on behalf of Mr. Lauer. Assuming such termination occurred within the Change in Control Period on December 31, 2008 and his Retention Agreement were in effect on that date, the value from the acceleration of his then unvested equity awards would be $741,643, calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the closing market price on December 31, 2008, which was $13.28, less the aggregate amount of applicable exercise prices.

We executed an offer letter in May 2000, as amended in August 2000, with Mr. Huizinga, our senior vice president and chief financial officer, which provides, among other things, that if we terminate Mr. Huizinga without cause, he will receive severance equal to six months of his base salary. Assuming a termination without cause of Mr. Huizinga’s employment occurred on December 31, 2008, we would have been potentially required to pay Mr. Huizinga severance totaling $125,000.

We entered into a letter agreement in November 2008 with Scott Sanborn, our chief marketing and revenue officer, which provides, among other things, that if we terminate Mr. Sanborn without cause, subject to the effectiveness of a release of claims within 60 days of the date of termination, he will receive a lump-sum severance payment on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A) equal to six months of his base salary. Assuming a termination without cause of Mr. Sanborn’s employment occurred on December 31, 2008, we would have been potentially required to pay Mr. Sanborn severance totaling $137,500.

We entered into a letter agreement in April 2000, as amended in August 2000, September 2007 and December 2008, with Mr. Telkamp, our executive vice president of business and corporate development, which provides, among other things, that if we involuntarily or constructively terminate Mr. Telkamp without cause, subject to the effectiveness of a release of claims within 60 days of the date of termination, he will receive a lump-sum severance payment on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A) equal to six months of his base compensation, including all bonuses to which he would have been eligible to receive during that period. Assuming a termination without cause of Mr. Telkamp’s employment occurred on December 31, 2008, the maximum amount of severance we would have been potentially required to pay Mr. Telkamp pursuant to the letter agreement is $236,250.

We entered into a letter agreement in July 1999, as amended in August 2000, with Dr. Wang, our executive vice president of technology and chief technology officer, which provides that if we terminate Dr. Wang without cause, he will receive severance equal to six months of his base salary and all health insurance benefits to which he would have been eligible to receive during that period. Assuming a termination without cause of Dr. Wang’s employment occurred on December 31, 2008, we would have been potentially required to pay Dr. Wang severance totaling $135,000 and an estimated amount of up to $10,215 for COBRA health insurance premiums.

Under our 2006 Equity Incentive Plan, the board of directors or its compensation committee, as administrator of the 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with certain changes in our control. In addition, equity awards granted to our non-employee directors as part of the automatic grant program for those directors will become fully vested upon a change of control of us.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	2,956,338	$9.85	3,715,319	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,956,338	$9.85	3,715,319

(1)	Consists of the 1998 Stock Plan, the 2004 Stock Plan for eHealth China, the 2005 Stock Plan and the 2006 Equity Incentive Plan.
(2)	Includes 3,715,319 shares available for issuance under the 2006 Equity Incentive Plan. Our Board of Directors determined not to grant any additional equity awards under the 1998 Stock Plan, the 2004 Stock Plan for eHealth China or the 2005 Stock Plan following the completion of our initial public offering in October 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The current members of the audit committee are Steven M. Cakebread, Scott N. Flanders and Randall S. Livingston. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2008 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee

Steven M. Cakebread

Scott N. Flanders

Randall S. Livingston

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered in 2007 and 2008 (in thousands):

	Fiscal Years Ended
	2007	2008
Audit fees(1)	$2,064	$1,827
Audit-related fees(2)	—	—
Tax fees(3)	30	19
All other fees(4)	1	1

	$2,095	$1,847

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting advice and consultations, documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees: These fees consist of professional services rendered for tax compliance, tax planning, tax return preparation and technical tax advice.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Required Vote and Board of Directors Recommendation

Ratification of Ernst and Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and voting at the Annual Meeting in person or by proxy. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3

APPROVAL OF EHEALTH, INC. PERFORMANCE BONUS PLAN

On March 17, 2009, the compensation committee of our board of directors unanimously approved, subject to stockholder approval, the Performance Bonus Plan (the “Bonus Plan”). If approved by our stockholders, the compensation committee will have the option to use the plan for 2010 and later years. The compensation committee may determine to use the Bonus Plan in its discretion for any of our executive officers or for none of our executive officers. This summary is qualified in its entirety by reference to the Bonus Plan itself set forth in Appendix A.

The purpose of the Bonus Plan is to motivate certain executives to achieve corporate or business unit performance objectives and to reward them when those objectives are satisfied. Stockholders are being asked to approve the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally does not allow publicly held companies to take tax deductions for compensation of more than $1 million paid in any year to any executive officer covered by Section 162(m), unless such payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires that we obtain stockholder approval of the material terms of the Bonus Plan.

Description of the Performance Bonus Plan

Eligibility. Executive officers who are chosen solely at the discretion of the compensation committee are eligible to participate in the Bonus Plan. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. We may also pay discretionary or other bonuses, or other types of compensation, outside of the Bonus Plan.

Purpose. The purpose of the Bonus Plan is to motivate the participants to achieve our corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Plan may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration. The Bonus Plan will be administered by the compensation committee, consisting of no fewer than two independent members of our board of directors.

Determination of Awards. Under the Bonus Plan, participants are eligible to receive cash payments based upon the attainment and certification of certain objective performance criteria established by the compensation committee. The performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either us as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the compensation committee, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or IASB: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue (including or excluding stock-based compensation), (v) earnings (which may include earnings before interest, taxes, depreciation, amortization , stock-based compensation, or earnings before taxes or net earnings), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating profit or net operating profit (including or excluding stock-based compensation), (xvi) operating margin (including or excluding stock-based compensation), (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) credit rating, (xxi) objective customer indicators, (xxii) new product invention or innovation, (xxiii) attainment of research and development milestones, (xxiv) improvements in productivity, (xxv) attainment of objective operating goals, and (xxvi) objective employee metrics. The performance criteria may differ for each participant.

Our compensation committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award. The compensation committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Section 162(m) of the Code.

Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan in any fiscal year is $3,000,000.

Amendment and Termination. The compensation committee may amend, suspend or terminate the Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The compensation committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Indemnification. Our board of directors and its compensation committee are generally indemnified by us for any liability arising from claims relating to the Bonus Plan.

Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant. Plan payments have been structured to qualify for the short-term deferral exception to Internal Revenue Code Section 409A, which regulates certain deferred compensation arrangements.

Bonus Plan Benefits

Future benefits under the Bonus Plan are not determinable because awards under the Bonus Plan are determined based on actual future performance.

The board of directors recommends a vote “FOR” approval of the eHealth, Inc. Performance Bonus Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2008 all Reporting Persons other than Bruce Telkamp, who filed a single late Form 4 reporting one transaction in May 2008, complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 28, 2009.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no less than 90 days, nor more than 120 days, prior to the one-year anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made.

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 17, 2009, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By order of the Board of Directors.

Gary L. Lauer

Chairman of the Board of Directors, President and

Chief Executive Officer

Mountain View, California

April 27, 2009

Appendix A

EHEALTH, INC.

PERFORMANCE BONUS PLAN

1. Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).

2. Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b) “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Company” means eHealth, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

(h) “Fiscal Quarter” means a fiscal quarter of the Company.

(i) “Fiscal Year” means a fiscal year of the Company.

(j) “Maximum Award” means as to any Participant for any Performance Period, $3 million.

(k) “Participant” means an executive officer of the Company participating in the Plan for a Performance Period.

(l) “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(m) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(n) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue (including or excluding stock-based compensation), (v) earnings (which may include earnings before interest, taxes, depreciation, amortization , stock-based compensation, or earnings before taxes or net earnings), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating profit or net operating profit (including or excluding stock-based compensation), (xvi) operating margin (including or excluding stock-based compensation), (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) credit rating, (xxi) objective customer indicators, (xxii) new product invention or innovation, (xxiii) attainment of research and development milestones, (xxiv) improvements in productivity, (xxv) attainment of objective operating goals, and (xxvi) objective employee metrics.

(o) “Performance Period” means any Fiscal Quarter or Fiscal Year, or such other longer period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.

(p) “Plan” means this Performance Bonus Plan.

(q) “Plan Year” means the Company’s fiscal year.

(r) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(s) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5. Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.

6. Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7. Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8. Determination of Awards; Award Payment.

(a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula but shall not have the right to increase the Award above that which would otherwise be payable under the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Covered Employees as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9. Term of Plan. Subject to its approval at the 2009 annual meeting of the Company’s stockholders, the Plan shall first apply to the 2010 Plan Year. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 10 of the Plan.

10. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12. At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

13. Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16. Governing Law. The Plan shall be governed by the laws of the State of California, without regard to conflicts of law provisions thereunder.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2009.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com/EHTH

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Director:

For Withhold

For Withhold

For Withhold

01 - Gary L. Lauer

02 - Steven M. Cakebread

03 - Jack L. Oliver, III

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For Against Abstain

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2009.

3. Approval of the eHealth, Inc. Performance Bonus Plan to permit the payment of cash bonuses that qualify as deductible performance-based compensation under Section162(m) of the Internal Revenue Code of 1986, as amended.

B Non-Voting Items

Change of Address —Please print your new address below.

Comments— Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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. Notice of 2009 Annual Meeting of Stockholders The Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 Proxy Solicited by Board of Directors for Annual Meeting — June 9, 2009 at 8:30 a.m. Pacific Daylight Time Gary L. Lauer, Stuart M. Huizinga and Bruce A. Telkamp, or any of them (collectively, the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 9, 2009 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominated directors, FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2009, and FOR the approval of the eHealth, Inc. Performance Bonus Plan to permit the payment of cash bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. In their discretion, each of the Proxies are authorized to vote upon such other business as may properly come before the meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD (Items to be voted appear on reverse side.) Proxy — eHealth, Inc. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.